                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-63082

      PROSPECTUS SUPPLEMENT NO. 188 TO THE PROSPECTUS DATED JUNE 25, 2001
               AND THE PROSPECTUS SUPPLEMENT DATED JUNE 25, 2001.

[GOLDMAN SACHS LOGO]
                         THE GOLDMAN SACHS GROUP, INC.
                          Medium-Term Notes, Series B
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                               Exchangeable Notes
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                                 GENERAL TERMS

     Goldman Sachs may offer and sell exchangeable notes from time to time. This prospectus supplement describes terms that will apply generally to the exchangeable notes, including any note you purchase. A separate pricing supplement will describe terms that apply specifically to your note.

     The general terms of the notes are described beginning on page S-8 and include the following:

ISSUER: The Goldman Sachs Group, Inc.

INDEX STOCK: the common stock of the index stock issuer specified in the relevant pricing supplement

INTEREST RATE (COUPON): if an exchangeable note bears interest, the interest rate will be specified in the relevant pricing supplement

PRINCIPAL AMOUNT: on the stated maturity date, Goldman Sachs will pay the holder of an exchangeable note cash equal to the principal amount specified in the relevant pricing supplement, unless the holder exercises the exchange right, Goldman Sachs exercises the call right or an automatic exchange occurs; the specified principal amount will equal a percentage, which may be less than 100%, of the outstanding face amount

EXCHANGE RIGHT: the holder may elect to exchange an exchangeable note, in whole or in part at any time, for index stock at the exchange rate specified in the relevant pricing supplement, provided that Goldman Sachs may pay the holder the cash value of that stock instead of delivering that stock

EXCHANGE RATE: as specified in the relevant pricing supplement; the exchange rate may be adjusted as a result of dilution events

CALL RIGHT: Goldman Sachs may redeem an exchangeable note in whole, but not in part, after the date specified in the relevant pricing supplement, at the amount specified in the relevant pricing supplement plus accrued interest, if any, to the redemption date, provided, however, that the holder will be entitled to the benefit, if any, of an automatic exchange

CALCULATION AGENT: Goldman, Sachs & Co.

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     See "Additional Risk Factors Specific to Your Note" beginning on page S-3 to read about investment risks relating to the exchangeable notes.
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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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     Goldman Sachs may use this prospectus supplement in the initial sale of an exchangeable note. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in an exchangeable note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                              GOLDMAN, SACHS & CO.
                           -------------------------

                   Prospectus Supplement dated July 18, 2001.

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In this prospectus supplement, when we refer to a note, including your note, we mean an exchangeable note unless the context requires otherwise. Also, references to the "accompanying prospectus" mean the accompanying prospectus dated June 25, 2001, as supplemented by the accompanying prospectus supplement dated June 25, 2001, of The Goldman Sachs Group, Inc. References to the "relevant pricing supplement" mean the pricing supplement that describes the specific terms of your note.
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                         THE NOTES ARE PART OF A SERIES

      The exchangeable notes, including your note, are part of a series of debt securities, entitled "Medium-Term Notes, Series B", that we may issue under our indenture from time to time. This prospectus supplement summarizes financial and other terms that apply generally to the exchangeable notes, including your note. Terms that apply generally to all Series B medium-term notes are described in "Description of Notes We May Offer" in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus. If the terms described here are inconsistent with those described there, the terms described here are controlling.

                             SPECIFIC TERMS WILL BE
                        DESCRIBED IN PRICING SUPPLEMENTS

      The specific terms of your note will be described in the relevant pricing supplement accompanying this prospectus supplement. The terms described there supplement those described here and in the accompanying prospectus. If the terms described in the relevant pricing supplement are inconsistent with those described here or in the accompanying prospectus, the terms described in the relevant pricing supplement are controlling.

                ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE
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An investment in your note is subject to the risks described below, as well as the risks described under "Considerations Relating to Indexed Securities" in the accompanying prospectus. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the stock to which your note is indexed. You should carefully consider whether the exchangeable notes are suited to your particular circumstances.
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               YOU MAY LOSE SOME OF THE FACE AMOUNT OF YOUR NOTE

      The principal amount of your note on the stated maturity date will equal the outstanding face amount multiplied by a percentage specified in the relevant pricing supplement. That percentage may be less than 100%. If it is and you hold the note until the stated maturity date, you will receive less than the outstanding face amount of your note, unless the following two conditions are met: first, an automatic exchange occurs and, second, the value of the index stock to be exchanged equals or exceeds the outstanding face amount. For these conditions to be met, the value of the index stock, as calculated on the determination date, must be high enough so that you will receive more in respect of an exchange of the note, at the applicable exchange rate, than in respect of principal plus accrued interest, if any, and so that the amount you receive is at least equal to the outstanding face amount. As a result, for you to receive an amount that equals or exceeds the outstanding face amount of your note on the stated maturity date, the value of the index stock, as calculated on the determination date, must be significantly higher than it is on the day you purchase your note; we will indicate how much higher in the relevant pricing supplement.

      In all cases, if you hold the note until the stated maturity date, the amount you will receive will not be affected by how high the market price of the index stock may be during any period before the determination date (or before any relevant pricing period), but will not be less than the percentage of the face amount specified in the relevant pricing supplement.

                     YOUR NOTE WILL BEAR INTEREST AT A LOW
                      RATE OR MAY BEAR NO INTEREST AT ALL

      The relevant pricing supplement will say whether your note bears interest. Your note may not bear any interest. Even if it does, it will bear interest at a rate below the prevailing market rate for our debt securities that are not indexed to stock. Consequently, unless an automatic exchange occurs and the amount payable on your note on the stated maturity date substantially exceeds the amount you paid for your note, the overall return you earn on your note is likely to be less than you would have earned by investing in a non-indexed debt security that bears interest at the prevailing market rate. Moreover, under applicable United States tax law as described under "Supplemental Discussion of United States Income Taxes", you will have to pay tax on deemed interest amounts even if your note bears no or a low rate of interest.

                      THE MARKET PRICE OF YOUR NOTE MAY BE
                    INFLUENCED BY MANY UNPREDICTABLE FACTORS

      The following factors, many of which are beyond our control, will influence the value of your note:

- the market price of the index stock;

- the volatility -- i.e., the frequency and magnitude of changes in the market price of the index stock;

- the dividend rate on the index stock;

- economic, financial, regulatory and political events that affect stock markets generally and the market segment of which the index stock is a part, and which may affect the market price of the index stock;

- interest and yield rates in the market;

- the time remaining until your note matures; and

- our creditworthiness.

These factors will influence the price you will receive if you sell your note prior to maturity. You cannot predict the future performance of the index stock based on its historical performance.

                       TRADING AND OTHER TRANSACTIONS BY
                      GOLDMAN SACHS IN THE INDEX STOCK MAY
                         IMPAIR THE VALUE OF YOUR NOTE

      As we describe under "Use of Proceeds and Hedging" below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under your note by purchasing the index stock, and perhaps listed or over-the-counter options on the index stock, and may adjust the hedge by, among other things, purchasing or selling the index stock, or listed or over-the-counter options on the index stock, at any time and from time to time. We may also purchase and sell the index stock for your note in hedging transactions relating to other exchangeable notes whose returns are linked to the same index stock. Any of these hedging activities may adversely affect the price of the index stock and, therefore, the market value of your note and the value of the consideration we will deliver on your note at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your note may decline. See "Use of Proceeds and Hedging" for a further discussion of securities transactions in which we or one or more of our affiliates may engage.

      In addition, Goldman, Sachs & Co. and our other affiliates may engage in trading in the index stock or instruments linked to the index stock for their proprietary accounts, for other accounts under their management and to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the price of the index stock and, therefore, the market value of your note and the value of the consideration we will deliver on your note at maturity. Goldman, Sachs & Co. and our other affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the value of the index stock. By introducing competing products into the marketplace in this manner, our affiliates could adversely affect the market value of your note and the value of the consideration we will deliver on your note at maturity.

                          WE WILL NOT HOLD INDEX STOCK
                                FOR YOUR BENEFIT

      The indenture governing your note does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the index stock acquired by us or them. Neither we nor our affiliates will pledge or otherwise hold shares of the index stock for your benefit in order to enable you to exchange your note for shares under any circumstances. Consequently, in the event of our bankruptcy, insolvency or liquidation, any index stock owned by us will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

                     IF THE MARKET PRICE OF THE INDEX STOCK
    CHANGES, THE MARKET VALUE OF YOUR NOTE MAY NOT CHANGE IN THE SAME MANNER

      Your note may trade quite differently from the index stock. Changes in the market price of the index stock may not result in comparable changes in the market value of your note.

YOU WILL NOT HAVE ANY SHAREHOLDER RIGHTS AND MAY NOT HAVE ANY RIGHTS TO RECEIVE
                                   ANY STOCK

      Investing in your note will not make you a holder of the index stock. Neither you nor any other holder or owner of your note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stock. In addition, upon any voluntary or automatic exchange of your note, you will have no right to receive any shares of index stock if we elect to pay cash (or if the relevant pricing supplement says that we will only pay cash) instead of delivering stock.

                  OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS
                         OF INTEREST BETWEEN YOU AND US

      As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the index stock that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your note and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the price of the index stock, could be adverse to your interests as a beneficial owner of your note.

      Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuer of the index stock, including making loans to or equity investments in that company or providing advisory services to that company. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates may have published or may in the future publish research reports with respect to the issuer of the index stock. Any of these activities by any of our affiliates may affect the price of the index stock and, therefore, the market value of your note and the value of the consideration we will deliver on your note at maturity.

                   AS CALCULATION AGENT, GOLDMAN, SACHS & CO.
      WILL HAVE THE AUTHORITY TO MAKE DETERMINATIONS THAT COULD AFFECT THE
                      MARKET VALUE OF YOUR NOTE, WHEN YOUR
                        NOTE MATURES AND THE AMOUNT YOU
                              RECEIVE AT MATURITY

      As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including determining whether and how to make antidilution adjustments to the exchange rate; determining the closing price of the index stock, which we will use to calculate how much cash we must pay if your note is exchanged and we choose not to deliver index stock; and determining whether to postpone the stated maturity date, or any day on which your note is to be redeemed or exchanged, because of a market disruption event. See "General Terms of the Exchangeable
Notes -- Antidilution Adjustments" and "-- Special Calculation Provisions" below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under "-- Our Business Activities May Create Conflicts of Interest Between You and Us" above.

                   THERE WILL NOT BE ANY AFFILIATION BETWEEN
                   THE INDEX STOCK ISSUER AND US, AND WE WILL
                     NOT BE RESPONSIBLE FOR THE INDEX STOCK
                              ISSUER'S DISCLOSURE

      Goldman Sachs will not be affiliated with the issuer of the index stock. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuer. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of any information about the index stock issuer contained in the relevant pricing supplement or in any of the index stock issuer's publicly available filings. You, as an investor in your note, should make your own investigation into the index stock issuer.

      The index stock issuer will not be involved in this offering of your note in any way and will not have any obligation of any sort with respect to your note. Thus, the index stock issuer will not have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your note.

                             YOUR NOTE MAY NOT HAVE
                            AN ACTIVE TRADING MARKET

      The relevant pricing supplement will say whether or not your note will be listed on any securities exchange or quotation system. Whether or not your note is listed, there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your note in any secondary market could be substantial.

                             YOU WILL HAVE LIMITED
                            ANTIDILUTION PROTECTION

      Goldman, Sachs & Co., as calculation agent for your note, will adjust the exchange rate for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the index stock issuer's capital structure, but only in the situations we describe in "General Terms of the Exchangeable Notes -- Antidilution Adjustments". The calculation agent will not be required to make an adjustment for every corporate event that may affect the index stock. For example, the calculation agent will not adjust the exchange rate for events such as an offering of the index stock for cash by the index stock issuer, a tender or exchange offer for the index stock at a premium to its then-current market price by the index stock issuer or a tender or exchange offer for less than all the outstanding index stock by a third party. Those events may nevertheless adversely affect the market price of the index stock and, therefore, adversely affect the value of your note. The index stock issuer or a third party could make an offering or a tender or exchange offer, or the index stock issuer could take any other action, that adversely affects the value of the index stock and your note but does not result in an antidilution adjustment for your benefit.

                         WE MAY BE ABLE TO REDEEM YOUR
                               NOTE AT OUR OPTION

      After the date specified in the relevant pricing supplement, we will be permitted to redeem your note at our option unless the relevant pricing supplement says that your note has no call feature or has a provisional call feature. (A provisional call feature will permit us to call your note only if certain conditions specified in the relevant pricing supplement are met.) Even if we do not exercise our option to redeem your note, our ability to do so may adversely affect the value of your note.

                     WE MAY BE ABLE TO POSTPONE THE STATED
                  MATURITY DATE, ANY EXERCISE OF THE EXCHANGE
                      RIGHT AND ANY CALL DATE IF A MARKET
                            DISRUPTION EVENT OCCURS

      If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first business day on which no market disruption event occurs or is continuing. As a result, the stated maturity date for your note will also be postponed, although not by more than six business days. Thus, you may not receive the payment -- or, if your note is to be exchanged, any delivery of index stock -- that we are obligated to make on the stated maturity date until after the originally scheduled due date. In addition, if the calculation agent determines that a market disruption event has occurred or is continuing on any day on which the holder seeks to exercise the exchange right, the exercise will be postponed to the first business day on which no market disruption event occurs or is continuing, although not by more than five business days. Similarly, if we exercise our call right and notify the holder of the date we select for redemption, we may nevertheless postpone the call date for up to five business days because of a market disruption event.

      If your note is to be exchanged and we elect to pay the cash value of the index stock we would otherwise be obligated to deliver, then the amount of cash we pay will be based on the closing price of the index stock on the day the exchange right is deemed to be exercised. If that price is not available on that day because of a market disruption event or for any other reason, the calculation agent will nevertheless determine that price based on its assessment, made in its sole discretion, of the market value of the index stock at that time. The calculation agent may take similar steps in connection with an automatic exchange.

                      CERTAIN CONSIDERATIONS FOR INSURANCE
                      COMPANIES AND EMPLOYEE BENEFIT PLANS

      Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA", or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the exchangeable notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the exchangeable notes could become a "prohibited transaction" under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the exchangeable notes. This is discussed in more detail under "Employee Retirement Income Security Act" below.

                    GENERAL TERMS OF THE EXCHANGEABLE NOTES

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Please note that in this section entitled "General Terms of the Exchangeable Notes", references to "The Goldman Sachs Group, Inc.", "we", "our" and "us" mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries, while references to "Goldman Sachs" mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries. References to "holders" mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not indirect holders who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to indirect holders in the accompanying prospectus, under "Legal Ownership and Book-Entry Issuance".
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      In addition to the terms described on the front and inside cover of this prospectus supplement, the following general terms will apply to the exchangeable notes, including your note:

                               SPECIFIED CURRENCY

      All payments of principal and interest, if any, will be made in U.S. dollars.

                             FORM AND DENOMINATION

      The notes will be issued only in global form, through DTC. Unless otherwise specified in the relevant pricing supplement, each note registered in the name of a holder must have a face amount of $1,000 or any multiple of $1,000.

                    DEFEASANCE, DEFAULT AMOUNT, OTHER TERMS

      Neither full defeasance nor covenant defeasance will apply to your note. The following will apply to your note:

- the default amount will be payable on any acceleration of the maturity of your note as described below under "-- Special Calculation Provisions"

- antidilution provisions will apply to your note as described below under "-- Antidilution Adjustments"

- a business day for your note will not be the same as a business day for our other Series B medium-term notes, as described below under "-- Special Calculation Provisions"

      Please note that the information about the original issue date, original issue price and net proceeds to The Goldman Sachs Group, Inc. in the relevant pricing supplement relates only to the initial sale of the notes. If you have purchased your note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

                       INDEX STOCK AND INDEX STOCK ISSUER

      In this prospectus supplement, when we refer to the index stock, we mean the common stock of the issuer specified in the relevant pricing supplement and when we refer to the index stock issuer, we mean that issuer, except as described under "General Terms of Exchangeable Notes -- Antidilution Adjustments -- Reorganization Events -- Distribution Property".

                  PAYMENT OF PRINCIPAL ON STATED MATURITY DATE

      On the stated maturity date, we will pay as principal, to the holder of your note, cash in an amount equal to the outstanding face amount of your note multiplied by the percentage specified in the relevant pricing supplement, unless:

- the holder exercises the right to exchange your note as described below under "-- Holder's Exchange Right" or

- we exercise our right to redeem your note as described below under "-- Our Call Right" or

- your note is automatically exchanged as described below under "-- Automatic Exchange".

If your note is exchanged in part, we will make the cash payment described above on the portion that remains outstanding on the stated maturity date.

      The principal amount, and thus the cash payment described above, may be less than 100% of the outstanding face amount of your note. We describe this under "Additional Risk Factors Specific to Your Note -- You May Lose Some of the Face Amount of Your Note".

STATED MATURITY DATE

      The stated maturity date will be the date specified in the relevant pricing supplement, unless that date is not a business day, in which case the stated maturity date will be the next following business day. If the fifth business day before the relevant specified date is not the determination date referred to below, however, then the stated maturity date will be the fifth business day following the determination date, provided that the stated maturity date will never be later than the fifth business day after the relevant specified date or, if the relevant specified date is not a business day, later than the sixth business day after the relevant specified date. The calculation agent may postpone the determination date -- and therefore the stated maturity date -- if a market disruption event occurs or is continuing on a day that would otherwise be the determination date. We describe market disruption events under "-- Special Calculation Provisions" below.

DETERMINATION DATE

      The determination date will be the fifth business day prior to the date specified as the stated maturity date in the relevant pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on that fifth prior business day. In that event, the determination date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than the relevant specified date or, if the relevant specified date is not a business day, later than the first business day after the relevant specified date.

                            HOLDER'S EXCHANGE RIGHT

      If the holder of your note satisfies the conditions described under "-- Exercise Requirements" below, the holder may elect to exchange the outstanding face amount of your note, in whole or in part at any time and from time to time, for index stock at the exchange rate. If the holder does so, we may choose, at our sole option, either to deliver the requisite amount of index stock to the holder or to pay cash to the holder in an amount equal to the value of that stock. The cash value will equal the number of shares of the index stock we would otherwise be obligated to deliver in exchange for your note, multiplied by the closing price of the index stock on the exchange notice date. For some notes, the cash value may instead be calculated using an average closing price over a period of days. If the cash value will be calculated using an average closing price, the relevant pricing supplement will say so. Delivery of index stock or cash payment will be made on the exchange date and in the manner we describe under "-- Manner of Payment and Delivery" below. We describe the exchange notice date, the exchange date and the closing price under "-- Exercise Requirements" and "-- Special Calculation Terms" below.

      If we choose to pay cash instead of delivering index stock, we will notify the holder of our election no later than the business day after the exchange notice date. THUS, IF THE HOLDER EXERCISES THE EXCHANGE RIGHT AND WE DO NOT NOTIFY THE HOLDER ON THE BUSINESS DAY AFTER THE EXCHANGE NOTICE DATE OF OUR INTENTION TO PAY CASH, WE WILL DELIVER SHARES OF THE INDEX STOCK ON THE EXCHANGE DATE, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED UNDER "-- CONSEQUENCES OF A MARKET DISRUPTION EVENT" AND "-- AUTOMATIC EXCHANGE" BELOW. If we give the notice described above with respect to your note, we will do so by telephone or telecopier to the number specified by the person who submits the notice of exchange for your note. The notice of exchange is described under "-- Exercise Requirements" below.

      For some notes, we may not have the right upon an exchange to choose between delivering the index stock and paying cash instead. Some notes may provide only for cash payment and that shares never be delivered upon an exchange. If your note has this feature, the relevant pricing supplement will say so. In that event, the provisions for share delivery and for giving notice if we choose to pay cash instead, as described throughout this prospectus supplement, will not apply to your note, either with regard to a voluntary exchange as described above or with regard to any automatic exchange described below.

      Partial exchanges will be permitted only if the portion of the face amount exchanged is a multiple of $1,000 and only if the unexchanged portion is an authorized denomination, as described under "-- Denominations" above.

      If we exercise our call right, the holder will be entitled to the benefit, if any, of an automatic exchange but otherwise will no longer be permitted to exercise the exchange right. We describe these matters under "-- Our Call Right" and "-- Automatic Exchange" below.

      If your note bears interest and you decide to exchange your note, you may lose the right to receive interest on your note for the interest period in which the exchange occurs, as described under "-- Interest Payments" below.

EXCHANGE RATE

      The exchange rate will be specified in the relevant pricing supplement. The exchange rate may be adjusted, with respect to both the amount and type of consideration, as a result of dilution events, as we describe below under "-- Antidilution Adjustments". In addition, if an exchange would otherwise involve a fractional share of the index stock, we will pay cash instead of the fractional share, in an amount equal to that fraction multiplied by the closing price of the index stock on the exchange notice date (or by an average closing price over a period of days, if the relevant pricing supplement specifies so).

EXERCISE REQUIREMENTS

      To exercise the exchange right, the following requirements must be satisfied on any day that qualifies as a business day and before the exchange right expires:

- Both the trustee and the calculation agent must receive a properly completed and signed notice of exchange, in the form attached to the relevant pricing supplement, specifying the outstanding face amount of your note to be exchanged. Delivery must be made by facsimile as provided in the attached notice of exchange.

- If your note is in global form, you or the bank or broker through which you hold your interest in the portion of your note being exchanged must enter an order to have that interest transferred on the books of the depositary to the account of the trustee at the depositary and the trustee must receive and accept the transfer, all in accordance with the applicable procedures of the depositary. If the trustee receives and accepts the transfer by 3:00 P.M., New York City time, on any business day, this requirement will be deemed satisfied as of 11:00 A.M. on the same business day. To ensure timely receipt and acceptance, transfer orders should be entered with the depositary well in advance of the 3:00 P.M. deadline.

- If your note is not in global form, the trustee must receive the certificate representing your note.

- If your note bears interest and is not in global form, and if the exchange date occurs after a regular record date and before the related interest payment date, the trustee must receive cash in an amount equal to the interest payable on the exchanged portion of your note on the interest payment date, as provided in the fourth rule described under "-- Interest Payments" below.

If your note is not in global form, deliveries of certificates and cash to the trustee must be made by mail or another method acceptable to the trustee, to the address stated in the form of notice of exchange attached to the relevant pricing supplement or at any other location that the trustee may provide to the holder for this purpose in the future.

      The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a notice of exchange or as to whether and when the required deliveries have been made. Once given, a notice of exchange may not be revoked.

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 Questions about the exercise requirements should be directed to the trustee, at the number and location stated in the notice of exchange attached to the relevant pricing supplement.
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      EXCHANGE NOTICE DATE. If the required deliveries described under "-- Exercise Requirements" above occur by 11:00 A.M., New York City time, on a business day, that day will be the exchange notice date for the exchange. If the required deliveries occur after that time on a business day, the next business day will be the exchange notice date for the exchange. In all cases, however, the required deliveries must occur before the exchange right expires as described below.

      EXCHANGE DATE. If the exchange right is exercised, we will deliver the index stock or pay the cash due on the exchange on the fifth business day after the exchange notice date. We refer to that due date as the exchange date.

      EXPIRATION OF EXCHANGE RIGHT. In all cases, the required deliveries described under "-- Exercise Requirements" above must occur no later than 11:00 A.M., New York City time, on the business day before the determination date or on any call notice date, whichever is earlier (or, if the value of the index stock is to be calculated using an average closing price over a period of days, no later than the deadline specified in the relevant pricing supplement). Immediately after that time, the exchange right will expire and may not be exercised, although the holder will be entitled to receive the benefit, if any, of an automatic exchange as described under "-- Automatic Exchange" below.

      ONLY HOLDER MAY EXERCISE EXCHANGE RIGHT. If your note is issued in global form, the depositary or its nominee is the holder of your note and therefore is the only entity that can exercise the exchange right with respect to your note. If you would like the holder to exercise the exchange right, you should give proper and timely instructions to the bank or broker through which you hold your interest in your note, requesting that it notify the depositary to exercise the exchange right on your behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the deadline for exercise. Similar concerns apply if you hold your note in street name.

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 Book-entry, street name and other indirect holders should contact their banks and brokers for information about how to exercise the exchange right in a timely manner.
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CONSEQUENCES OF A MARKET DISRUPTION EVENT

      The exchange right provisions described above are subject to the following consequences of a market disruption event. If a market disruption event occurs or is continuing on a day that would otherwise be an exchange notice date, then that exchange notice date will be postponed to the next business day on which a market disruption event does not occur and is not continuing. In no event, however, will any exchange notice date be postponed by more than five business days. If the exchange notice date is postponed, the related exchange date will also be postponed, to the fifth business day after the exchange notice date.

      If the exchange notice date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the exchange notice date. If we elect to pay the cash value of the index stock otherwise deliverable on the related exchange date but the closing price of the index stock that must be used to determine the cash value is not available on the exchange notice date, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine that closing price based on its assessment, made in its sole discretion, of the market value of the index stock on that day. In addition, if a market disruption event occurs or is continuing on the exchange notice date or on any later day through and including the exchange date, we may choose to pay cash instead of delivering index stock on the exchange date, even if we have not notified the holder of our election to pay cash as described above.

      If the amount of cash that would be payable on the exchange date is to be calculated using an average closing price over a period of days, the rules described in this subsection may not apply. If they do not apply, the relevant pricing supplement will describe the rules to be followed by the calculation agent when a market disruption event occurs during the relevant pricing period.

                                 OUR CALL RIGHT

      We may redeem your note, in whole but not in part, at any time after the date specified in the relevant pricing supplement, at our option, for cash at the redemption price specified in the relevant pricing supplement plus any accrued and unpaid interest to the call date.

      Your note may have a provisional call feature. If it does, the relevant pricing supplement will specify certain conditions that must be met before we can exercise our call right. Alternatively, some notes may not be subject to redemption by us at any time before the stated maturity date. If this applies to your note, the relevant pricing supplement will say so and the call provisions described throughout this prospectus supplement, including provisions for an automatic exchange on a call date, will not apply to your note.

      If we choose to exercise our call right described in the relevant pricing supplement, we will notify the holder of your note and the trustee in the time specified in the relevant pricing supplement and in the manner described in the accompanying prospectus. The day we give the notice, which will be a business day, will be the call notice date and the day we select for redemption, which we will set forth in the call notice, will be the call date, at least initially. After we give a call notice specifying the call date, we may nevertheless postpone the call date without further notice for up to five business days because of a market disruption event, as described under "-- Automatic
Exchange -- Consequences of a Market Disruption Event" below. We will not give a call notice that results in a call date later than the stated maturity date.

      If we exercise our call right, the holder will be entitled to the benefit, if any, of an automatic exchange as described under "--Automatic Exchange" below. If an automatic exchange occurs in that situation, we will not redeem your note as described above.

      If we give the holder a call notice and an automatic exchange does not occur, then we will redeem the entire outstanding face amount of your note as follows. On the call date, we will pay the redemption price in cash, together with any accrued and unpaid interest to the call date, in the manner described under "Manner of Payment and Delivery" below.

      Except as described above in this subsection or under "-- Holder's Exchange Right", we will not be permitted to redeem your note and the holder will not be entitled to require us to repay your note before the stated maturity date.

                               AUTOMATIC EXCHANGE

      An automatic exchange of your note may occur as follows on either the stated maturity date or a call date.

ON STATED MATURITY DATE

      If the holder does not exercise the exchange right for the entire outstanding face amount of your note by 11:00 A.M., New York City time, on the business day before the determination date (or, if the cash value of the index stock is to be calculated using an average closing price over a period of days, by the deadline specified in the relevant pricing supplement), and we do not exercise our call right, the following will apply. On the determination date, the calculation agent will determine the cash value of the index stock for which the remaining portion of your note would be exchanged on the stated maturity date, assuming that date had been an exchange date. To determine the cash value of that stock, the calculation agent will multiply the number of shares of the index stock we would otherwise have been obligated to deliver in exchange for your note, if that date was an exchange date, by the closing price of the index stock on the determination date, except in the limited circumstances described under "-- Consequences of a Market Disruption Event" below. For some notes, the cash value may instead be calculated using an average closing price over a period of days. If the cash value will be calculated using an average closing price, the relevant pricing supplement will say so.

      If the cash value described above exceeds the sum of:

- the principal amount specified in the relevant pricing supplement plus

- the amount of the regular interest installment, if any, that would become due on the outstanding face amount of your note on the stated maturity date if your note were not exchanged or redeemed,

then, regardless of the holder's wishes and without any notice being given or other action being taken by the holder, the remaining portion of your note will automatically be exchanged as follows. On the stated maturity date, either we will deliver to the holder the shares of index stock for which that portion is exchangeable, as described above, or, at our option, we will pay to the holder the cash value of that stock, based on the closing price described above. We will be entitled to select either of these alternatives at our option and we will notify the holder of our selection on the determination date. The holder will not be entitled to receive the regular interest installment (if any) that would become due on your note on the stated maturity date in the absence of an automatic exchange. We discuss this matter under "-- Interest Payments" below. If an automatic exchange would otherwise involve delivery of a fractional share of index stock, we will instead pay the cash value of the fractional share, based on the price used to determine the cash value of the index stock described above.

      As we discussed above under "-- Holder's Exchange Right", some notes may provide only for cash payment and that shares never be delivered upon an exchange.

      If the cash value described above does not exceed the sum of the principal amount specified in the relevant pricing supplement and the regular interest installment (if any) described above, then we will pay the principal amount, together with accrued interest, if any, on the stated maturity date. We describe this payment under "-- Payment of Principal on Stated Maturity Date" above.

ON CALL DATE

      If we exercise our call right, the holder will receive the benefit, if any, of an automatic exchange as follows. Prior to the call date, the calculation agent will determine the cash value of the index stock for which the remaining portion of your note would be exchanged on the call date, assuming that date had been an exchange date. To determine the cash value of that stock, the calculation agent will multiply the number of shares of the index stock we would otherwise have been obligated to deliver in exchange for your note, if that date was an exchange date, by the closing price of the index stock on the call notice date, except in the limited circumstances described under "-- Consequences of a Market Disruption Event" below. For some notes, the cash value may instead be calculated using an average closing price over a period of days. If the cash value will be calculated using an average closing price, the relevant pricing supplement will say so.

      If the cash value described above exceeds the sum of:

- the redemption price that would be payable to the holder on the call date, plus

- the amount of interest, if any, that would accrue on the outstanding face amount of your note from and after the last interest payment date before the call date to the call date,

then, regardless of the holder's wishes and without any notice being given or other action being taken by the holder, the remaining portion of your note will automatically be exchanged as follows. On the call date, either we will deliver to the holder the shares of index stock for which that portion is exchangeable, as described above, or, at our option, we will pay to the holder the cash value of that stock, based on the closing price described above. We will be entitled to select either of these alternatives at our option, and we will specify our selection in the Call Notice. The holder will not be entitled to receive any interest that accrues on your note from and after the last interest payment date to the call date. We discuss this matter under "-- Interest Payments" below. If an automatic exchange would otherwise involve delivery of a fractional share of index stock, we will instead pay the cash value of the fractional share, based on the price used to determine the cash value of the index stock described above.

      As we discussed above under "-- Holder's Exchange Right", some notes may provide only for cash payment and that shares never be delivered upon an exchange.

      If the cash value referred to above does not exceed the sum of the redemption price and accrued interest (if any) described above, then we will redeem your note in accordance with our call right. We describe this right under "-- Our Call Right" above.

CONSEQUENCES OF A MARKET DISRUPTION EVENT

      As described above, unless otherwise specified in the relevant pricing supplement, the calculation agent will use the closing price of the index stock on a particular day -- which we call a pricing date -- to determine the amount of cash that would be payable in an automatic exchange on the stated maturity date or a call date. This procedure will be subject to the following two rules, however:

- If a market disruption event occurs or is continuing on a day that would otherwise be a pricing date, then the calculation agent will instead use the closing price of the index stock on the first business day after that day on which no market disruption event occurs or is continuing. That first business day, however, may not be later than the determination date, in the case of an automatic exchange on the stated maturity date, or later than the fifth business day after the call notice date, in the case of an automatic exchange on the call date. We refer to that first business day as a deferred pricing date and to the latest business day on which a deferred pricing date can occur as the latest possible pricing date.

- If a market disruption event occurs or is continuing on a day that would otherwise be a pricing date and on each subsequent business day through and including the latest possible pricing date, the calculation agent will nevertheless determine the closing price of the index stock, and the deferred pricing date will occur, on the latest possible pricing date. If the closing price is not available on that date, either because of a market disruption event or for any other reason, the calculation agent will determine the closing price based on its assessment, made in its sole discretion, of the market value of the index stock on the latest possible pricing date. The calculation agent will use the closing price on the latest possible pricing date, however determined, instead of the closing price described earlier.

      In determining the amount of cash that would be payable in an automatic exchange on a call date, the calculation agent may use the closing price on a deferred pricing date, as described in the two rules above. If that happens, the call date will be the later of the original call date and the fifth business day after the deferred pricing date. Consequently, if we exercise our call right and give the holder a call notice specifying the call date, we may nevertheless postpone the call date up to five business days after the specified date because of a market disruption event. We may do so without further notice to the holder or any other person and whether your note is redeemed or an automatic exchange occurs on the call date. We will not exercise our call right, however, in a manner that would result in the call date being later than the stated maturity date.

      In addition, if a market disruption event occurs or is continuing on a determination date or on any later day through and including the stated maturity date, we may choose to pay cash instead of delivering index stock on the stated maturity date, even if we have notified the holder of our election to deliver index stock as described under "Automatic Exchange" above.

      Similarly, if a market disruption event occurs or is continuing on the call notice date or on any later day through and including the call date, we may choose to pay cash instead of delivering index stock on the call date, even if we have notified the holder of our election to deliver index stock as described under "Automatic Exchange" above.

      If the amount of cash that would be payable in an automatic exchange on the stated maturity date or a call date is to be calculated using an average closing price over a period of days, the rules described in this subsection may not apply. If they do not apply, the relevant pricing supplement will describe the rules to be followed by the calculation agent when a market disruption event occurs during the relevant pricing period.

                               INTEREST PAYMENTS

      The relevant pricing supplement will say whether or not your note bears interest and, if it does, the interest rate that will apply to your note. If your note bears interest, you should read the information in this subsection entitled "Interest Payments." If your note does not bear interest, then this subsection, including the information under "Consequences of a Voluntary Exchange" and "Consequences of an Automatic Exchange" below, will not apply to your note.

      Interest will accrue on the outstanding face amount of your note and will be calculated and paid as described in the accompanying prospectus with regard to fixed rate notes, except that the interest payment dates will be those specified in the relevant pricing supplement and, as long as your note is in global form, the regular record date for each interest payment date will be the preceding business day. If the stated maturity date does not occur on the date specified in the relevant pricing supplement, however, the interest payment date scheduled for that date will instead occur on the stated maturity date.

CONSEQUENCES OF A VOLUNTARY EXCHANGE

      If the holder exercises the exchange right, the following four rules will apply to the exchanged portion of your note:

- IF THE EXCHANGE DATE OCCURS ON AN INTEREST PAYMENT DATE, interest will accrue on the exchanged portion to, but excluding, that interest payment date. We will pay the accrued interest on that interest payment date to whoever is the holder on the related regular record date.

- IF THE EXCHANGE DATE OCCURS AFTER AN INTEREST PAYMENT DATE BUT ON OR BEFORE THE NEXT REGULAR RECORD DATE, interest will accrue and be paid on the exchanged portion only to, and excluding, that prior interest payment date and not for the later period that precedes the exchange date.

- IF THE EXCHANGE DATE OCCURS ON OR BEFORE THE FIRST REGULAR RECORD DATE, interest will not accrue or be paid on the exchanged portion of your note.

- IF THE EXCHANGE DATE OCCURS AFTER A REGULAR RECORD DATE BUT BEFORE THE RELATED INTEREST PAYMENT DATE, interest will accrue on the exchanged portion to, but excluding, that interest payment date. We will pay this accrued interest on that interest payment date, to whoever is the holder on the related regular record date. On the exchange notice date, however, the holder exercising the exchange right will be required to pay us the amount of interest that will become payable on the exchanged portion of your note on that interest payment date.

      As long as your note is in global form, the regular record date will be the business day before the related interest payment date, so that no exchange date can occur between those two dates. Consequently, the fourth rule above will have no practical effect on your note unless and until your note ceases to be in global form. We describe the situations in which we may terminate a global note in the accompanying prospectus under "Legal Ownership and Book-Entry
Issuance -- What Is a Global Note?".

      Because of the rules described above, if you decide to exchange your note, you may lose the right to receive interest on your note for the interest period in which the exchange occurs.

CONSEQUENCES OF AN AUTOMATIC EXCHANGE

      The four rules described in the prior subsection do not apply if an automatic exchange occurs. IF AN AUTOMATIC EXCHANGE OCCURS, EITHER ON THE STATED MATURITY DATE OR EARLIER BECAUSE WE EXERCISE OUR CALL RIGHT, WE WILL NOT PAY ANY INTEREST THAT ACCRUES ON THE EXCHANGED PORTION OF YOUR NOTE FROM AND AFTER THE LAST INTEREST PAYMENT DATE PRIOR TO THE AUTOMATIC EXCHANGE -- I.E., FROM AND AFTER THE LAST INTEREST PAYMENT DATE PRIOR TO THE STATED MATURITY DATE OR THE CALL DATE, AS THE CASE MAY BE. As described above under "-- Our Call Right", we will not be entitled to redeem your note until after the date specified in the relevant pricing supplement.

                            ANTIDILUTION ADJUSTMENTS

      The calculation agent will adjust the exchange rate as described below, but only if an event described under one of the six subsections beginning with "-- Stock Splits" below occurs and only if the relevant event occurs during the period described under the applicable subsection.

      The adjustments described below do not cover all events that could affect the exchange rate. We describe the risks relating to dilution under "Additional Risk Factors Specific to Your Note -- You Have Limited Antidilution Protection" above.

HOW ADJUSTMENTS WILL BE MADE

      If more than one event requiring adjustment occurs, the calculation agent will adjust the exchange rate for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the exchange rate for the first event, the calculation agent will adjust the exchange rate for the second event, applying the required adjustment to the exchange rate as already adjusted for the first event, and so on for each event. With respect to any portion of your note to be exchanged, including any portion subject to an automatic exchange, the calculation agent will make the required determinations and adjustments no later than the related exchange notice date. For this purpose, the exchange notice date for an automatic exchange will be the business day for which the closing price or other market value of the index stock is used to determine the amount of cash payable in that exchange, unless the relevant pricing supplement says that the amount of cash is to be calculated using an average closing price over a period of days, in which case the exchange notice date for this purpose will be the last business day during that period. In addition, if the relevant pricing supplement says that an average closing price over a period of days is to be used and the event requiring adjustment occurs during such a period, so that one or more but not all the closing prices used to calculate the average closing price are affected by the event, the calculation agent will make any additional adjustments it considers necessary to give appropriate effect to this fact.

      The calculation agent will adjust the exchange rate for each reorganization event described in "-- Reorganization Events" below. For any other dilution event described below, however, the calculation agent will not have to adjust the exchange rate unless the adjustment would result in a change of at least 0.1% in the exchange rate that would apply without the adjustment. The exchange rate resulting from any adjustment will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward -- e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

      If an event requiring antidilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and The Goldman Sachs Group, Inc., relative to your note, that results solely from that event. The calculation agent may, in its sole discretion, modify the antidilution adjustments as necessary to ensure an equitable result.

      The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder.

STOCK SPLITS

      A stock split is an increase in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth less as a result of a stock split.

      If the index stock is subject to a stock split, then the calculation agent will adjust the exchange rate to equal the sum of the prior exchange rate -- i.e., the exchange rate before that adjustment -- plus the product of
(1) the number of new shares issued in the stock split with respect to one share of the index stock times (2) the prior exchange rate. The exchange rate will not be adjusted, however, unless the first day on which the index stock trades without the right to receive the stock split occurs after the date of this prospectus supplement and on or before the relevant exchange notice date.

REVERSE STOCK SPLITS

      A reverse stock split is a decrease in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth more as a result of a reverse stock split.

      If the index stock is subject to a reverse stock split, then the calculation agent will adjust the exchange rate to equal the product of the prior exchange rate and the quotient of (1) the number of outstanding shares of the index stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the index stock outstanding immediately before the reverse stock split becomes effective. The exchange rate will not be adjusted, however, unless the reverse stock split becomes effective after the date of this prospectus supplement and on or before the relevant exchange notice date.

STOCK DIVIDENDS

      In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

      If the index stock is subject to a stock dividend, then the calculation agent will adjust the exchange rate to equal the sum of the prior exchange rate plus the product of (1) the number of shares issued in the stock dividend with respect to one share of the index stock times (2) the prior exchange rate. The exchange rate will not be adjusted, however, unless the ex-dividend date occurs after the date of this prospectus supplement and on or before the relevant exchange notice date.

      The ex-dividend date for any dividend or other distribution is the first day on which the index stock trades without the right to receive that dividend or other distribution.

OTHER DIVIDENDS AND DISTRIBUTIONS

      The exchange rate will not be adjusted to reflect dividends or other distributions paid with respect to the index stock, other than:

- stock dividends described above,

- issuances of transferable rights and warrants as described in "-- Transferable Rights and Warrants" below,

- distributions that are spin-off events described in "-- Reorganization Events" below, and

- extraordinary dividends described below.

      A dividend or other distribution with respect to the index stock will be deemed to be an extraordinary dividend if its per-share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the index stock by an amount equal to at least 10% of the closing price of the index stock on the first business day before the ex-dividend date.

      If an extraordinary dividend occurs, the calculation agent will adjust the exchange rate to equal the product of (1) the prior exchange rate times (2) a fraction, the numerator of which is the closing price of the index stock on the business day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount. The exchange rate will not be adjusted, however, unless the ex-dividend date occurs after the date of the relevant pricing supplement and on or before the relevant exchange notice date.

      The extraordinary dividend amount with respect to an extraordinary dividend for the index stock equals:

- for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the index stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the index stock, or

- for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

      To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on the index stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the exchange rate only as described in "-- Stock Dividends", above, "-- Transferable Rights and Warrants" below or
"-- Reorganization Events" below, as the case may be, and not as described here.

TRANSFERABLE RIGHTS AND WARRANTS

      If the index stock issuer issues transferable rights or warrants to all holders of the index stock to subscribe for or purchase index stock at an exercise price per share that is less than the closing price of the index stock on the business day before the ex-dividend date for the issuance, then the exchange rate will be adjusted by multiplying the prior exchange rate by the following fraction:

- the numerator will be the number of shares of the index stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the index stock offered for subscription or purchase under those transferable rights or warrants and

- the denominator will be the number of shares of the index stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the index stock that the aggregate offering price of the total number of shares of the index stock so offered for subscription or purchase would purchase at the closing price of the index stock on the business day before that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the business day before that ex-dividend date.

The exchange rate will not be adjusted, however, unless the ex-dividend date described above occurs after the date of the relevant pricing supplement and on or before the relevant exchange notice date.

REORGANIZATION EVENTS

      Each of the following is a reorganization event:

- the index stock is reclassified or changed,

- the index stock issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding index stock is exchanged for or converted into other property,

- a statutory share exchange involving the outstanding index stock and the securities of another entity occurs, other than as part of an event described above,

- the index stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

- the index stock issuer effects a spin-off -- that is, issues to all holders of the index stock equity securities of another issuer, other than as part of an event described above,

- the index stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

- another entity completes a tender or exchange offer for all the outstanding index stock.

      ADJUSTMENTS FOR REORGANIZATION EVENTS. If a reorganization event occurs, then the calculation agent will adjust the exchange rate by adjusting the reference amount. This term refers to the amount and type of property deliverable on an exchange date in exchange for each $1,000 of outstanding face amount of your note. Initially the reference amount will be the amount of index stock specified under "exchange rate" in the relevant pricing supplement. However, if the exchange rate is adjusted because of a dilution event, then the reference amount will be adjusted in a corresponding manner. For example, if an exchange rate adjustment is required because of a stock split, reverse stock split, stock dividend, extraordinary dividend or issuance of rights or warrants, then the reference amount might be adjusted to be, for example, double or half the amount of index stock specified in the relevant pricing supplement, depending on the event requiring adjustment.

      Similarly, if adjustment is required because of a reorganization event in which cash and securities are distributed, for example, the reference amount will be adjusted to be the amount of cash and the amount of securities distributed in the event in respect of the amount of index stock specified in the relevant pricing supplement, if there has been no prior adjustment of the exchange rate. If there has been a prior adjustment, the reference amount will be adjusted to be the amount of cash and the amount of securities distributed in the event in respect of, for example, double or half the specified amount of index stock or whatever else the reference amount might be when the distribution occurs.

      If a reorganization event occurs, the reference amount will be adjusted so as to consist of the amount and type of property -- whether it be cash, securities or other property -- distributed in the event in respect of the prior reference amount. If more than one type of property is distributed, the reference amount will be adjusted so as to consist of each type of property distributed in respect of the prior reference amount, in a proportionate amount so that the value of each type of property comprising the new reference amount as a percentage of the total value of the new reference amount equals the value of that type of property as a percentage of the total value of all property distributed in the reorganization event in respect of the prior reference amount. We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below.

      For the purpose of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the relevant exchange notice date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the index stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

      If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the distribution property distributed in the event as described above, the calculation agent will make further antidilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if the index stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

      For example, if the index stock issuer merges into another company and each share of the index stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount will be adjusted to consist of two common shares and the specified amount of cash for each share of index stock (adjusted proportionately for any partial share) comprising the reference amount before the adjustment. The calculation agent will adjust the common share component of the new reference amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this subsection entitled "-- Antidilution Adjustments" as if the common shares were the index stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount. Consequently, if the holder exercises the exchange right or an automatic exchange occurs, the holder will be entitled to receive, for each $1,000 of the outstanding face amount of your note being exchanged, all components of the reference amount in effect on the relevant exchange notice date, with each component having been adjusted on a sequential and cumulative basis for all relevant events requiring adjustment on or before the relevant exchange notice date, unless we elect to pay cash in the exchange.

      If the exchange right is exercised or an automatic exchange occurs and we elect to pay cash in the exchange, we will do so based on the closing price of the index stock on the exchange notice date as long as the reference amount consists only of index stock. If a reorganization event occurs and the reference amount consists of property other than index stock, then the amount of cash we pay -- for each $1,000 of the outstanding face amount of your note being exchanged -- will equal the total value of the adjusted reference amount, as in effect on the exchange notice date. If a reorganization event occurs and the reference amount consists of property other than the index stock, then, for the purpose of determining whether we can redeem your note on the dates specified in the relevant pricing supplement, the total value of the reference amount on the business day before the call notice date must exceed the amount specified in the relevant pricing supplement. The calculation agent will determine the value of each component of the adjusted reference amount in the manner described above.

      In this prospectus supplement, whenever we say that the calculation agent will adjust the exchange rate in respect of a dilution event, we mean that the calculation agent will adjust the reference amount in the manner described in this subsection if the dilution event is a reorganization event. The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective -- or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs -- after the date of this prospectus supplement and on or before the relevant exchange notice date.

      DISTRIBUTION PROPERTY. When we refer to distribution property, we mean the cash, securities and other property distributed in a reorganization event in respect of an amount of outstanding index stock equal to the amount specified in the relevant pricing supplement under "exchange rate" -- or in respect of whatever the reference amount may then be if any antidilution adjustment has been made in respect of a prior event. In the case of a spin-off, the distribution property also includes the specified amount of index stock -- or other applicable reference amount -- in respect of which the distribution is made.

      If a reorganization event occurs, the distribution property distributed in the event will be substituted for the index stock as described above. Consequently, in this prospectus supplement, when we refer to the index stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount. Similarly, when we refer to the index stock issuer, we mean any successor entity in a reorganization event.

                         DEFAULT AMOUNT ON ACCELERATION

      If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of your note at the maturity. We describe the default amount under "-- Special Calculation Provisions" below.

      For the purpose of determining whether the holders of our Series B medium-term notes, which include the exchangeable notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each exchangeable note as the outstanding principal amount of that note. Although the terms of the exchangeable notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the exchangeable notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under "Description of Debt Securities We May
Offer -- Default, Remedies and Waiver of Default" and "-- Modification of the Indentures and Waiver of Covenants".

                         MANNER OF PAYMENT AND DELIVERY

      Any payment or delivery on your note at maturity, on any exchange date or on any call date will be made to an account designated by the holder of your note and approved by us, or at the office of the trustee in New York City, but only when your note is surrendered to the trustee at that office. We may pay interest due on any interest payment date by check mailed to the person who is the holder on the regular record date. We also may make any payment or delivery in accordance with the applicable procedures of the depositary. We may make any delivery of index stock or distribution property ourselves or cause our agent to do so on our behalf.

                             MODIFIED BUSINESS DAY

      As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. The same will apply to any delivery of the index stock that would otherwise be due on a day that is not a business day. For your note, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under "-- Special Calculation Provisions" below.

                           ROLE OF CALCULATION AGENT

      The calculation agent, in its sole discretion, will make all determinations regarding the exchange rate, antidilution adjustments, market disruption events, automatic exchange, the closing price or other value of the index stock, business days, the default amount and the amount of the index stock, cash or distribution property to be delivered in exchange for your note. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

      Please note that Goldman, Sachs & Co. is serving as the calculation agent as of the original issue date of your note. We may change the calculation agent after the original issue date without notice.

                         SPECIAL CALCULATION PROVISIONS

BUSINESS DAY

      When we refer to a business day with respect to your note, we mean a day that is a business day of the kind described in the accompanying prospectus and that is also a day on which the principal securities market for the index stock is open for trading.

CLOSING PRICE

      The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share or other unit basis:

- on the principal national securities exchange on which that security is listed for trading on that day, or

- if that security is not listed on any national securities exchange, on the Nasdaq National Market System on that day, or

- if that security is not quoted on the Nasdaq National Market System on that day, on any other U.S. national market system that is the primary market for the trading of that security.

      If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

DEFAULT AMOUNT

      The default amount for your note on any day will be an amount, in the specified currency for the principal of your note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holder of your note in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your note, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest -- or, if there is only one, the only -- quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

      DEFAULT QUOTATION PERIOD. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

- no quotation of the kind referred to above is obtained, or

- every quotation of that kind obtained is objected to within five business days after the due day as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

      In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your note.

      QUALIFIED FINANCIAL INSTITUTIONS. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MARKET DISRUPTION EVENT

      Any of the following will be a market disruption event:

- a suspension, absence or material limitation of trading in the index stock on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- a suspension, absence or material limitation of trading in option contracts relating to the index stock, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- the index stock does not trade on what was the primary market for the index stock, as determined by the calculation agent in its sole discretion,

and, in any of these events, the calculation agent determines in its sole discretion that the event materially interferes with the ability of The Goldman Sachs Group, Inc. or any of its affiliates to unwind all or a material portion of a hedge with respect to the exchangeable notes that we or our affiliates have effected or may effect as described under "Use of Proceeds and Hedging" below.

      The following events will not be market disruption events:

- a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

- a decision to permanently discontinue trading in the option contracts relating to the index stock.

      For this purpose, an "absence of trading" in the primary securities market on which option contracts relating to the index stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option contracts relating to the index stock, if available, in the primary market for those contracts, by reason of:

- a price change exceeding limits set by that market, or

- an imbalance of orders relating to those contracts, or

- a disparity in bid and ask quotes relating to those contracts will constitute a suspension or material limitation of trading in option contracts related to the index stock in the primary market for those contracts.

      In this subsection about market disruption events, references to the index stock include securities that are part of any adjusted reference amount, as determined by the calculation agent in its sole discretion.

                       HYPOTHETICAL RETURNS ON YOUR NOTE

      The relevant pricing supplement may include a table comparing various hypothetical rates of return on an investment in your note with those on a comparable investment directly in the index stock, in each case assuming the investment is held from the trade date until the stated maturity date. If we provide rates of return, they will be based on a range of hypothetical market values for your note and for the index stock on the stated maturity date, as well as on various key assumptions set forth in the relevant pricing supplement.

      Any table setting forth hypothetical rates of return will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical market values of your note and of the index stock on the stated maturity date could have on the hypothetical rates of return on your note, if held to the stated maturity date, compared to those on an investment in the index stock for the same period, in each case as calculated in the manner described in the relevant pricing supplement. Any rates of return listed in the relevant pricing supplement will be entirely hypothetical. They will be based on market values for your note and the index stock that may not be achieved on the relevant date and on assumptions that may prove to be erroneous.

      As calculated in the relevant pricing supplement, the hypothetical market values of your note on the stated maturity date may bear little or no relationship to the actual market value of your note on that date or at any other time, including any time you might wish to sell your note. Nor should any hypothetical rates of return be viewed as an indication of the possible financial return on an investment in your note, since the financial return will be affected by various factors, including taxes, that the hypothetical information will not take into account. Moreover, the financial return on your note may be less than the financial return that you might achieve were you to invest in the index stock directly. Among other things, the financial return on the index stock could include substantial dividend payments, which you will not receive as an investor in your note, and an investment in the index stock is likely to have tax consequences that are different from an investment in your note.

      We describe various risk factors that may affect the market value of your note, and the unpredictable nature of that market value, in "Additional Risk Factors Specific to Your Note".

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   We cannot predict the market price of the index stock or the market value of your note, nor can we predict the relationship between the two. Moreover, the assumptions we make in connection with any hypothetical information in the relevant pricing supplement may not reflect actual events. Consequently, that information may give little or no indication of the financial return that an investor in a note would actually achieve, or of how that return might compare to the financial return that an investor in the index stock would actually achieve.
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                          USE OF PROCEEDS AND HEDGING

      We will use the net proceeds we receive from the sale of the exchangeable notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds". We or our affiliates also expect to use those proceeds in transactions intended to hedge our obligations under the exchangeable notes as described below.

      In anticipation of the sale of each exchangeable note, we and/or our affiliates expect to enter into hedging transactions involving purchases of the index stock and perhaps listed or over-the-counter options on the index stock prior to and/or on the trade date. In addition, from time to time after we issue an exchangeable note, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we enter into in connection with that particular note and perhaps in connection with other exchangeable notes we may issue, some of which may have returns linked to the same index stock. Consequently, with regard to your note, from time to time, we and/or our affiliates:

- expect to acquire and dispose of the index stock and perhaps other securities of the index stock issuer,

- may take short positions in the index stock or other securities of the index stock issuer -- i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to the purchaser,

- may take or dispose of positions in listed or over-the-counter options or other instruments based on the index stock, and/or

- may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

      We and/or our affiliates may acquire a long or short position in securities similar to the exchangeable notes from time to time and may, in our or their sole discretion, hold or resell those securities.

      We and/or our affiliates expect to close out a hedge position relating to your note and perhaps hedge positions relating to other notes with returns linked to the same index stock. Those steps, which could occur on or before the determination date for your note, are likely to involve sales of the index stock. They may also involve purchases of the index stock as well as sales and/or purchases of listed or over-the-counter options or other instruments based on the index stock or indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

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   The hedging activity discussed above may adversely affect the market value of your note from time to time and the value of the consideration that we will deliver on your note at maturity. See "Additional Risk Factors Specific to Your Note -- Trading and Other Transactions by Goldman Sachs in the Index Stock May Impair the Value of Your Note" and "-- Our Business Activities May Create Conflicts of Interest Between You and Us" for a discussion of these adverse effects.
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                               INDEX STOCK ISSUER

      In the relevant pricing supplement, we will provide summary information on the business of the index stock issuer based on its publicly available documents.

                    WHERE INFORMATION ABOUT THE INDEX STOCK
                             ISSUER CAN BE OBTAINED

      The index stock will be registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at:

- Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549,

- Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and

- Seven World Trade Center, 13th Floor, New York, New York 10048.

Copies of this material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information filed by the index stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by reference to its SEC file number, which will be specified in the relevant pricing supplement.

      Information about the index stock issuer may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents.

      We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the index stock issuer with the SEC.

                    WE WILL OBTAIN THE INFORMATION ABOUT THE
                       INDEX STOCK ISSUER IN THE PRICING
                        SUPPLEMENT FROM THE INDEX STOCK
                            ISSUER'S PUBLIC FILINGS

      The relevant pricing supplement will relate only to your note and will not relate to the index stock or other securities of the index stock issuer. We will derive all information about the index stock issuer in the relevant pricing supplement from the publicly available documents referred to in the preceding subsection. We will not participate in the preparation of any of those documents or make any "due diligence" investigation or any inquiry of the index stock issuer with respect to the index stock issuer in connection with the offering of your note. We will not make any representation that the publicly available documents or any other publicly available information about the index stock issuer are accurate or complete. Furthermore, we will not know whether all events occurring before the date of the relevant pricing supplement -- including events that would affect the accuracy or completeness of the publicly available documents referred to above, the trading price of the index stock and, therefore, the exchange rate -- have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the index stock issuer could affect the value you will receive at maturity and, therefore, the market value of your note.

      Neither we nor any of our affiliates will make any representation to you as to the performance of the index stock.

      We or any of our affiliates may currently or from time to time engage in business with the index stock issuer, including making loans to or equity investments in the index stock issuer or providing advisory services to the index stock issuer, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the index stock issuer and, in addition, one or more of our affiliates may publish research reports about the index stock issuer. As an investor in a note, you should undertake such independent investigation of the index stock issuer as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

                      HISTORICAL TRADING PRICE INFORMATION

      We may provide historical price information on the index stock in the relevant pricing supplement. You should not take any such historical prices of the index stock as an indication of future performance. We cannot give you any assurance that the price of the index stock will increase sufficiently for you to receive an amount in excess of the face amount of your note at maturity.

           SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

      The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus. It assumes that the note will be issued for cash, will mature in 30 years or less, will be denominated and pay any interest in U.S. dollars and will have a principal amount of at least 90% of the outstanding face amount. The U.S. federal income tax consequences of owning a note issued for other than cash maturing in 30 years or more, or with a principal amount of less than 90% of the outstanding face amount will be discussed in the applicable pricing supplement.

      The following section is the opinion of Sullivan & Cromwell, counsel to The Goldman Sachs Group, Inc. It applies to you only if you hold your note as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

- a dealer in securities or currencies;

- a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

- a bank;

- a life insurance company;

- a tax-exempt organization;

- a person that owns a note as a hedge or that is hedged against interest rate risks;

- a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

- a person whose functional currency for tax purposes is not the U.S. dollar.

      This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

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   Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your note in your particular circumstances.
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UNITED STATES HOLDERS

      This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

- a citizen or resident of the United States;

- a domestic corporation;

- an estate whose income is subject to United States federal income tax regardless of its source; or

- a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

      If you are not a United States holder, this section does not apply to you and you should refer to "-- United States Alien Holders" below.

      Although the applicable United States Treasury regulations do not directly address notes such as your note, your note should be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note (the "comparable yield") and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your note prior to your receipt of cash attributable to such income.

      It is not entirely clear how, under the rules governing contingent payment obligations, the maturity date for debt instruments (such as your note) that provide for a call right or exchange right should be determined for purposes of computing the comparable yield and projected payment schedule. It would be reasonable, however, to compute the comparable yield and projected payment schedule for your note (and we intend to make the computation in such a manner) based on the assumption that your note will remain outstanding until the stated maturity date and the projected contingent payment will be made at such time.

      You may obtain the comparable yield and projected payment schedule from us by contacting the Goldman Sachs Treasury Administration Department, Debt Administration Group, at 212-902-1000. You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your note, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

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   The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your note, and we make no representation regarding the amount of contingent payments with respect to your note.
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      If you purchase your note at a price other than its adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your note and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. If the notes are listed on an exchange, you may (but are not required to) allocate the difference pro rata to interest accruals over the remaining term of the debt instrument to the extent that your yield on the note, determined after taking into account amounts allocated to interest, is not less than the applicable U.S. federal rate for the note. The applicable U.S. federal rate will be the U.S. federal short-term rate, if your note is expected to mature within three years of the date you purchase your note, the U.S. federal mid-term rate, if your note is expected to mature more than three years but within nine years from the date you purchase your note, or the U.S. federal long-term rate, if your note is expected to mature more than nine years from the date you purchase your note. These rates are published monthly by the U.S. Secretary of the Treasury and are intended to approximate the average yield on short-term, mid-term and long-term U.S. government obligations, respectively. The adjusted issue price of your note will equal your note's original issue price plus any interest deemed to be accrued on your note (under the rules governing contingent payment obligations) as of the time you purchase your note, decreased by the amount of any interest payments previously made with respect to your note. The issue price of your note will be the first price at which a substantial amount of the offered notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described below even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price. You can obtain the issue price of the notes by contacting the Goldman Sachs Treasury Administration Department, Debt Administration Group, at 212-902-1000.

      If the adjusted issue price of your note is greater than the price you paid for your note, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your note is less than the price you paid for your note, you must make negative adjustments, decreasing the amount of interest that you must include in income each year, and the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

      Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of a note at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

      You will recognize gain or loss upon the sale, exchange, redemption or maturity of your note in an amount equal to the difference, if any, between the fair market value of the amount of cash or index stock you receive at such time and your adjusted basis in your note. In general, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note (in accordance with the comparable yield and the projected payment schedule for your note), decreased by the amount of any interest payments you received with respect to your note and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your note at a price other than the adjusted issue price determined for tax purposes. Your holding period in any index stock you receive will begin on the day after receipt.

      Any gain you recognize upon the sale, exchange, redemption or maturity of your note will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and thereafter, capital loss.

UNITED STATES ALIEN HOLDERS

      If you are a United States alien holder, please see the discussion under "United States Taxation -- Taxation of Debt Securities -- United States Alien Holders" in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

- a nonresident alien individual;

- a foreign corporation;

- a foreign partnership; or

- an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

BACKUP WITHHOLDING AND INFORMATION REPORTING

      Please see the discussion under "United States Taxation -- Taxation of Debt Securities -- Backup Withholding and Information Reporting" in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your note.

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT

      This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the exchangeable notes.

      The Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA" and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a "prohibited transaction".

      The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a "party in interest" or a "disqualified person" with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue
Code), which we call a "Plan", and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a "party in interest" or a "disqualified person", unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a "qualified professional asset manager" or an "in-house asset manager", for transactions involving insurance company general accounts or under another available exemption. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the exchangeable notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a "fiduciary" (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder by reason of such person's acquisition, disposition or holding of the exchangeable notes, or any exercise related thereto, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the exchangeable notes and the transactions contemplated with respect to the exchangeable notes.

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If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the exchangeable notes, you should consult your legal counsel.
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                       SUPPLEMENTAL PLAN OF DISTRIBUTION

      With respect to each exchangeable note to be issued, the Goldman Sachs Group, Inc. will agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. will agree to purchase from The Goldman Sachs Group, Inc., the face amount of the exchangeable note specified, at the price specified under "Net proceeds to issuer", in the relevant pricing supplement. Goldman, Sachs & Co. intends to resell each note it purchases at the original issue price specified in the relevant pricing supplement. In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell outstanding notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the accompanying prospectus.

NOTICE TO INVESTORS IN SINGAPORE

      Notes may not be offered or sold, nor may any document or other material in connection with the notes be issued, circulated or distributed, either directly or indirectly, to persons in Singapore other than (i) under circumstances in which the offer or sale does not constitute an offer or sale of the notes to the public in Singapore or (ii) to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent.

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     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IT DESCRIBES, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.
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                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                            PAGE
                                            ----
Additional Risk Factors Specific to Your
  Note....................................   S-3
General Terms of the Exchangeable Notes...   S-8
Hypothetical Returns on Your Note.........  S-25
Use of Proceeds And Hedging...............  S-26
Index Stock Issuer........................  S-27
Supplemental Discussion of Federal Income
  Tax Consequences........................  S-29
Employee Retirement Income Security Act...  S-32
Supplemental Plan of Distribution.........  S-33

   PROSPECTUS SUPPLEMENT DATED JUNE 25, 2001
Use of Proceeds...........................   S-2
Description of Notes We May Offer.........   S-3
United States Taxation....................  S-20
Employee Retirement Income Security Act...  S-20
Supplemental Plan of Distribution.........  S-20
Validity of the Notes.....................  S-22

                   PROSPECTUS
Available Information.....................     2
Prospectus Summary........................     4
Ratio of Earnings to Fixed Charges........     7
Description of Debt Securities We May
  Offer...................................     8
Description of Warrants We May Offer......    31
Description of Purchase Contracts We May
  Offer...................................    49
Description of Units We May Offer.........    54
Description of Preferred Stock We May
  Offer...................................    60
Description of Capital Stock..............    67
Legal Ownership and Book-Entry Issuance...    73
Considerations Relating to Securities
  Issued in Bearer Form...................    79
Considerations Relating to Indexed
  Securities..............................    83
Considerations Relating to Securities
  Denominated or Payable in or Linked to a
  Non-U.S. Dollar Currency................    86
United States Taxation....................    89
Plan of Distribution......................   109
Employee Retirement Income Security Act...   111
Validity of the Securities................   112
Experts...................................   112
Cautionary Statement Pursuant to the
  Private Securities Litigation Reform Act
  of 1995.................................   113

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                               THE GOLDMAN SACHS
                                  GROUP, INC.

                               Exchangeable Notes
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                              [GOLDMAN SACHS LOGO]
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                              GOLDMAN, SACHS & CO.
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